                                                                     EXHIBIT 2.4
================================================================================

                         AGREEMENT AND PLAN OF MERGER


                                     among


                             JUST FOR FEET, INC.,


                               JFF MERGER CORP.


                                      and


                             SNEAKER STADIUM, INC.


                           Dated as of July 2, 1998

================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                                  Page
                                                                                                  ----
ARTICLE 1      The Merger........................................................................   1

      1.1.     The Merger........................................................................   1
      1.2.     The Closing.......................................................................   1
      1.3.     Effective Time....................................................................   2

ARTICLE 2      Certificate of Incorporation and By-laws of the Surviving
               Corporation.......................................................................   2

      2.1.     Certificate of Incorporation......................................................   2
      2.2.     By-laws...........................................................................   2

ARTICLE 3      Directors and Officers of the Surviving Corporation...............................   2

      3.1.     Directors.........................................................................   2
      3.2.     Officers..........................................................................   2

ARTICLE 4      Effect of the Merger on Securities of Merger Sub and the
               Company...........................................................................   3

      4.1.     Merger Sub Stock..................................................................   3
      4.2.     Company Securities................................................................   3
      4.3.     Payment of Merger Consideration...................................................   4
      4.4.     [RESERVED]........................................................................   4
      4.5.     Dissenting Company Shareholders...................................................   4

ARTICLE 5      Representations and Warranties of the Company.....................................   5

      5.1.     Existence; Good Standing; Corporate Authority.....................................   5
      5.2.     Authorization, Validity and Effect of Agreements..................................   6
      5.3.     Compliance with Laws..............................................................   6
      5.4.     Capitalization....................................................................   6
      5.5.     [RESERVED]........................................................................   9
      5.6.     No Violation......................................................................   9
      5.7.     Financial Statements; Undisclosed Liabilities.....................................   9
      5.8.     Litigation........................................................................  10
      5.9.     Absence of Certain Changes........................................................  10

                                                                                                  Page
                                                                                                  ----
      5.10.     Taxes.............................................................................  10
      5.11.     Employee Benefit Plans............................................................  12
      5.12.     Labor and Employment Matters......................................................  14
      5.13.     Brokers and Finders...............................................................  16
      5.14.     Properties and Assets.............................................................  16
      5.15.     State Antitakeover Laws...........................................................  18
      5.16.     Inventories; Accounts Payable.....................................................  18
      5.17.     Material Contracts................................................................  18
      5.18.     Intellectual Property; Technology.................................................  20
      5.19.     Calendar Function.................................................................  21
      5.20.     [RESERVED]........................................................................  21
      5.21.     [RESERVED]........................................................................  21
      5.22.     Insurance.........................................................................  21
      5.23.     Environmental Matters.............................................................  22
      5.24.     [RESERVED]........................................................................  23
      5.25.     Affiliate Transactions............................................................  23
      5.26.     Products; Product and Service Warranties..........................................  24
      5.27.     [RESERVED]........................................................................  24
      5.28.     [RESERVED]........................................................................  24
      5.29.     Suppliers.........................................................................  24
      5.30.     [RESERVED]........................................................................  24
      5.31.     [RESERVED]........................................................................  24
      5.32.     Disclosure........................................................................  24

ARTICLE 6       Representations and Warranties of the Purchaser
                and Merger Sub....................................................................  25

      6.1.      Existence; Good Standing..........................................................  25
      6.2.      Authorization, Validity and Effect of Agreements..................................  25
      6.4.      Litigation........................................................................  26
      6.5.      No Violation......................................................................  26

ARTICLE 7       Covenants.........................................................................  26

      7.1.      [RESERVED]........................................................................  26
      7.2.      [RESERVED]........................................................................  26
      7.3.      [RESERVED]........................................................................  26
      7.4.      [RESERVED]........................................................................  26

                                                                                               Page
                                                                                               ----
      7.5.    [RESERVED]....................................................................   26
      7.6.    [RESERVED]....................................................................   27
      7.7.    [RESERVED]....................................................................   27
      7.8.    Insurance; Indemnity..........................................................   27
      7.9.    Employees and Employee Benefit Plans..........................................   27
      7.10.   [RESERVED]....................................................................   28
      7.11.   [RESERVED]....................................................................   28
      7.12.   [RESERVED]....................................................................   28
      7.13.   [RESERVED]....................................................................   28

ARTICLE 8     Conditions....................................................................   28

      8.1.    Conditions to Each Party's Obligation to Effect the Merger....................   28
      8.2.    Conditions to Obligations of the Purchaser....................................   29
      8.3.    Conditions to Obligations of the Company......................................   30

ARTICLE 9     Amendment; Waiver.............................................................   31

      9.1.    Amendment.....................................................................   31

ARTICLE 10    General Provisions............................................................   31

      10.1.   Survival of Representations and Warranties....................................   31
      10.2.   Notices.......................................................................   31
      10.3.   Assignment; Binding Effect; Third Party Beneficiaries.........................   32
      10.4.   Entire Agreement..............................................................   33
      10.5.   Fees and Expenses.............................................................   33
      10.6.   Governing Law.................................................................   33
      10.7.   Headings......................................................................   33
      10.8.   Interpretation; Certain Definitions...........................................   33
      10.9.   Investigations................................................................   36
      10.10.  Severability..................................................................   36
      10.11.  Waiver of Jury Trial..........................................................   37
      10.12.  [RESERVED]....................................................................   37
      10.13.  Counterparts..................................................................   37

DEFINITIONS.................................................................................   38

Schedule I             Contingent Payment Agreement
Schedule II            Holders of Common Stock
Schedule III           Holders of Series A Preferred Stock
Schedule IV            Holders of Warrants & Options
Schedule V             Brokers & Finders Fees
Schedule VI            Releases
Schedule VII           Articles of Incorporation of Merger Sub
Schedule VIII          Opinion of Counsel (Testa, Hurwitz &
                       Thibeault, LLP)
Schedule IX            Opinion of Counsel (Smith, Gambrell &
                       Russell)
Schedule X             Form of Letter of Transmittal

                         AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of July 2, 1998 (this "Agreement"),
                                                                    ---------
among JUST FOR FEET, INC., a Delaware corporation (the "Purchaser"), JFF MERGER
                                                        ---------
CORP., a Delaware corporation and a wholly owned subsidiary of the Purchaser ("Merger Sub") and SNEAKER STADIUM, INC., a Delaware corporation (the
  ----------
"Company").
 -------

                                   RECITALS

      WHEREAS, the Boards of Directors of the Purchaser, Merger Sub and the Company each have determined that it is in the best interests of their respective companies and stockholders for Merger Sub to be merged with and into the Company pursuant to the Delaware General Corporation Law (the "DGCL") and
                                                                   ----
upon the terms and subject to the conditions set forth herein.

      WHEREAS, the stockholders of the Company and the Purchaser, as the sole stockholder of Merger Sub, have adopted and approved this Agreement pursuant to Sections 251 and 228 of the DGCL.

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER

      1.1. The Merger.  Subject to the terms and conditions of this Agreement,
           ----------
at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall
                                                    ------
be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in
     ---------------------
the DGCL.

      1.2. The Closing.  The closing of the Merger (the "Closing") is taking
           -----------                                   -------
place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New

York, concurrently with the execution and delivery of this Agreement. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."
                                                               ------------

       1.3. Effective Time.  The parties hereto shall cause a Certificate of
            --------------
Merger meeting the requirements of Section 251(c) of the DGCL to be properly executed and filed on the Closing Date in accordance with such Section and
Section 103 of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").
                         --------------

                                   ARTICLE 2

                   CERTIFICATE OF INCORPORATION AND BY-LAWS
                         OF THE SURVIVING CORPORATION

       2.1. Certificate of Incorporation.  The Certificate of Incorporation of
            ----------------------------
Merger Sub in effect immediately prior to the Effective Time in the form attached hereto as Schedule VII shall be adopted as the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of Merger Sub as set forth in the Certificate of Incorporation shall be changed to Sneaker Stadium, Inc.

       2.2. By-laws.  The By-laws of Merger Sub in effect immediately prior to
            -------
the Effective Time shall be adopted as the By-laws of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of Merger Sub as set forth in the Certificate of Incorporation shall be changed to Sneaker Stadium, Inc..

                                   ARTICLE 3

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

       3.1. Directors.  The directors of Merger Sub immediately prior to the
            ---------
Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law and the By-Laws of the Surviving Corporation.

       3.2. Officers.  The officers of Merger Sub immediately prior to the
            --------
Effective Time shall be the officers of the Surviving Corporation as of the Effective

Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law and the By-Laws of the Surviving Corporation.

                                   ARTICLE 4

                      EFFECT OF THE MERGER ON SECURITIES
                         OF MERGER SUB AND THE COMPANY

      4.1. Merger Sub Stock.  At the Effective Time, each share of common
           ----------------
stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

      4.2. Company Securities.
           ------------------

      (a) At the Effective Time, each share of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") and each share of Series A
                                ------------
Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock or Series A Preferred Stock owned by the Purchaser or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 4.2(c), and other than shares of Dissenting Stock) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $0.0001 per share, without interest thereon (the "Merger Consideration").
                                          --------------------

      (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Common Stock and Series A Preferred Stock (collectively, "Stock") shall cease to be outstanding and shall
                                -----
be automatically canceled and retired and shall cease to exist, and each holder of shares of Stock (other than Merger Sub, the Purchaser and the Company) shall thereafter cease to have any rights with respect to such shares of Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 4.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Stock or, with respect to shares of
 -----------
Dissenting Stock, such rights as may be available under the DGCL.

      (c) Each share of Stock issued and owned or held by the Purchaser, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor.

      (d) Each option to purchase shares of Common Stock under the Company's Amended and Restated 1994 Stock Plan (the "Stock Option Plan") that, immediately
                                           -----------------
prior to the Effective Time, is outstanding, whether or not then vested or exercisable (each, an "Option" and, collectively, the "Options"), shall, in
                       ------                          -------
accordance with the terms of the Stock Option Plan, have been terminated.

      4.3. Payment of Merger Consideration.  The Surviving Corporation shall
           -------------------------------
pay the Merger Consideration, net of any applicable transfer taxes, to each holder of Stock (or his designee) who properly delivers a certificate representing shares of Common Stock or Series A Preferred Stock along with a properly filled out Letter of Transmittal. Such payment shall be made promptly upon receipt of such certificate and Letter of Transmittal.

      4.4. [RESERVED]

      4.5. Dissenting Company Shareholders.  Notwithstanding any provision of
           -------------------------------
this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock or Series A Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held of record by holders of such shares who have properly exercised dissenters' rights with respect thereto (the "Dissenting Stock") in accordance with the DGCL
                                  ----------------
will not be converted into the right to receive the Merger Consideration, and holders of such shares of Dissenting Stock will be entitled to receive payment of the "fair" value of such shares of Dissenting Stock determined in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Stock will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this Section 4.5, if (a) the Merger is rescinded or abandoned or (b) either the stockholders of the Company or the Purchaser, as sole stockholder of Merger Sub, revokes the authority to effect the Merger, then the right of any stockholder of the Company to be paid the fair value of such stockholder's Dissenting Stock pursuant to the DGCL shall cease. The Company will give the Purchaser prompt notice of any demands and withdrawals of such demands received by the Company for appraisals of shares of Dissenting Stock. The Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to any demands for appraisal or offer to make payment or otherwise offer to settle or settle any such demands.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      As of the date hereof and as of the Effective Time, the Company hereby represents and warrants to the Purchaser and Merger Sub as follows:

      5.1. Existence; Good Standing; Corporate Authority.  (a)  The Company is
           ---------------------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would, in the aggregate, have or result in a material adverse effect on the prospects, business, assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). Section 5.1(a) of the Disclosure Letter
            -----------------------
sets forth a complete and correct list of all jurisdictions in which the Company is qualified or licensed to do business. The copies of the Company's Certificate of Incorporation, as amended through the date hereof, and By-laws, as amended through the date hereof, heretofore delivered to the Purchaser are complete and correct copies of such instruments as currently in effect.

      (b)  Subsidiaries and Affiliates.  Except for SNKR Holding Corp., a
           ---------------------------
Delaware corporation and wholly owned subsidiary of the Company ("SNKR Holding
                                                                  ------------
Corp."), the Company does not directly or indirectly own any equity or similar
-----
interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

      SNKR Holding Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would, in the aggregate, have or result in a Material Adverse Effect. The copies of SNKR Holding Corp.'s Certificate of

Incorporation, as amended through the date hereof, heretofore delivered to the Purchaser are complete and correct copies of such instruments as currently in effect.

      5.2. Authorization, Validity and Effect of Agreements.  The Company has
           ------------------------------------------------
all requisite corporate power and authority to enter into this Agreement and the Contingent Payment Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Contingent Payment Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, including without limitation, the votes or consents of the requisite number of stockholders necessary to authorize this Agreement or the Contingent Payment Agreement and to consummate the transactions contemplated hereby or thereby. This Agreement and the Contingent Payment Agreement have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms.

      5.3. Compliance with Laws.  Except as set forth in Section 5.3 of the
           --------------------
Disclosure Letter, the Company has complied with, is not in violation of, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not in the aggregate have or result in a Material Adverse Effect. Except as set forth in Section 5.3 of the Disclosure Letter, no action, demand, requirement or investigation by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the Knowledge of the Company, threatened, with respect to any of the foregoing.

      5.4. Capitalization.  (a) Immediately prior to the Effective Time, the
           --------------
authorized capital stock of the Company consists of (i) 55,000,000 shares of Common Stock, (ii) 5,162,750 shares of Non-Voting Common Stock, $.01 par value (the "Non-Voting Common Stock") and (iii) 3,450,000 shares of Preferred Stock,
      -----------------------
$.01 par value, of which (A) 750,000 shares are designated Series A Perpetual Preferred Stock (the "Series A Preferred Stock"), (B) 1,500,000 shares are
                      ------------------------
designated Series B Perpetual Preferred Stock (the "Series B Preferred Stock")
                                                    ------------------------
and (C) 700,000 shares are designated Series C Perpetual Preferred Stock (the "Series C Preferred Stock" and together with the Series A Preferred Stock and
 ------------------------
the Series B Preferred Stock, the "Preferred Stock"). As of the date of this
                                   ---------------
Agreement, (i) 17,101,752 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof; (ii) 5,162,750 shares of Common Stock are reserved for future issuances upon conversion of the Non-Voting Common

Stock; (iii) 5,000,000 shares of Common Stock are reserved for future issuance upon exercise of Options granted or to be granted under the Stock Option Plan;
(iv) 1,472,641 shares of Common Stock are reserved for future issuance upon exercise of certain Warrants to Purchase Common Stock of the Company (the "Common Stock Purchase Warrants"); (v) no shares of Non-Voting Common Stock are
 ------------------------------
issued and outstanding; (vi) 5,162,750 shares of Non-Voting Common Stock are reserved for future issuance upon exercise of certain Warrants to Purchase Non-Voting Common Stock of the Company (the "Non-Voting Common Stock Purchase
                                         --------------------------------
Warrants"); (vii) 402,948 shares of Series A Preferred Stock are issued and
--------
outstanding, all of which are validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof; (viii) 12,371 shares of Series A Preferred Stock are reserved for future issuance upon exercise of certain Warrants to Purchase Series A Preferred Stock of the Company (the "Series A Preferred Stock Purchase Warrants" and along with the Common
      ------------------------------------------
Stock Purchase Warrants and the Non-Voting Common Stock Purchase Warrants, the "Warrants"); (ix) no shares of Series B Preferred Stock are issued and
 --------
outstanding; (x) 1,500,000 shares of Series B Preferred Stock are reserved for future issuance upon conversion of certain Subordinated Convertible Promissory Notes of the Company dated as of September 10, 1997; (xi) no shares of Series C Preferred Stock are issued and outstanding; and (xii) 700,000 shares of Series C Preferred Stock are reserved for future issuance upon conversion of certain Subordinated Secured Convertible Notes of the Company. Schedule II sets forth the record owners (immediately prior to the Effective Time) of all outstanding shares of Common Stock. Schedule III sets forth the record owners (immediately prior to the Effective Time) of all outstanding shares of Series A Preferred Stock. Schedule IV sets forth the holders of the Options and Warrants (indicating the number of shares and type of capital stock of the Company subject to such Options or Warrants).

      (b) Except as set forth in Schedules II, III and IV hereto, there are no equity securities of any class of the Company or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. After giving effect to the transactions contemplated hereby, there will be no options, warrants, calls, rights, commitments or arrangements of any character to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 5.4(b)(ii) of the Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is, and, to the Knowledge of the Company, no other person is, a party to any voting trusts, proxies or other agreements or understandings with respect to shares of capital stock of the Company or any of its Subsidiaries, and (ii) there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or other wise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any corporation or other business entity.

      (c) As of the Effective Time, the holders of Options, Warrants or Subordinated Debt, as the case may be, will have no further rights or claims against the Company or the Surviving Corporation pursuant to any agreements relating to the grant, issuance or sale of such Options, Warrants or Subordinated Debt except, in the case of holders of the Subordinated Debt, pursuant to (i) the Contingent Payment Agreement, (ii) the Termination of Note Purchase and Guaranty Agreement and Security Agreement, dated as of June 29, 1998, among the Company, the individuals listed on Exhibit A thereto, and Sanwa Business Credit Corporation ("Sanwa"), (iii) the Amendment, Waiver and Consent
                              -----
Agreement dated as of June 29, 1998 by and among the Company and the individuals and entities listed on Exhibits A and B thereto, Banque Nationale de Paris ("BNP"), as Agent, and Sanwa as Agent, and (iv) the Amendment and Termination
  ---
Agreement, dated as of June 29, 1998, among the Company, the individuals listed on Exhibit A thereto, and Sanwa.

      (d) The authorized capital stock of SNKR Holding Corp. consists of 3,000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding (the "Subsidiary Shares"). The Company is the record owner of
                      -----------------
all outstanding Subsidiary Shares. All Subsidiary Shares are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. The issuance of all outstanding Subsidiary Shares did not give rise to any preemptive rights on the part of any person or entity. Except as described in this Section 5.4(d), there are no equity securities of any class of SNKR Holding Corp. or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. After giving effect to the transactions contemplated hereby, there will be no options, warrants, calls, rights, commitments or arrangements of any character to which SNKR Holding Corp. is a party, or by which it is bound, obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of SNKR Holding Corp. or obligating SNKR Holding Corp. to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 5.4(d) of the Disclosure Letter, (i) SNKR Holding Corp. is not, and no other person is, a party to any voting trusts, proxies or other agreements or understandings with respect to shares of its capital stock, and (ii) there are no obligations, contingent or otherwise, of SNKR Holding Corp. to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any corporation or other business entity.

      5.5. [RESERVED]

      5.6. No Violation.  The execution and delivery by the Company of this
           ------------
Agreement and the Contingent Payment Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or the By-laws of the Company or its Subsidiaries, (ii) except as set forth in Section 5.6 the Disclosure Letter, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it or its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or its properties or assets, except in the case of clauses (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, individually or in the aggregate, have a Material Adverse Effect.

      5.7. Financial Statements; Undisclosed Liabilities.  (a)  The Company has
           ---------------------------------------------
delivered or made available to the Purchaser: (i) balance sheets of the Company as at February 1, 1998 and February 2, 1997 and related statements of operations, redeemable convertible preferred stock and shareholder's equity and cash flows for each of the years ended February 1, 1998 and February 2, 1997, audited (with respect to the 1997 financial statements only) by Arthur Andersen LLP, independent public accountants whose audit reports thereon are included therein (collectively, the "Audited Financial Statements"); and (ii) an
                            ----------------------------
unaudited balance sheet as at May 31, 1998 (the "Balance Sheet") and unaudited
                                                 -------------
statements of operations for the period from February 2, 1998 through May 31, 1998 (collectively, the "Interim Financial Statements" and together with the
                         ----------------------------
Audited Financial Statements, the "Financial Statements").
                                   --------------------

      (b) The Financial Statements (including, in the case of the Audited Financial Statements, any related notes) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly present the financial position of the Company as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the Interim Financial Statements do not contain any footnotes and were or are subject to normal and recurring year-end adjustments which will not be material in amount.

      (c) Except as set forth in Section 5.7(c) of the Disclosure Letter, the Company does not have any liabilities or obligations (whether accrued, contingent, due or to become due or whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles applied on a consistent basis) other than (i) liabilities reflected or reserved against in the Financial Statements or (ii) normal or recurring liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practices which have not had and would not reasonably be expected to have a Material Adverse Effect.

      5.8.  Litigation.  Except as set forth in Section 5.8 of the Disclosure
            ----------
Letter, there is no action, suit or proceeding, claim, inquiry, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company which, if adversely determined, would have or result in a Material Adverse Effect, nor has the Company received notice of any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company having, or which is reasonably likely to have, a Material Adverse Effect. The Company is not in violation of any term of any judgment, decree, injunction or order outstanding against it of which it has received notice.

      5.9.  Absence of Certain Changes.  (a)  Except as set forth in Section 5.9
            --------------------------
of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course and in a manner consistent with past practices and, since such date, there has not been (a) any Material Adverse Effect or (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or its Subsidiaries (other than wholly-owned Subsidiaries) or, except as required by the Company's benefit plans, any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries.

      5.10. Taxes.  (a)  Except as set forth in Section 5.10(a) of the
            -----
Disclosure Letter, (i) the Company and its Subsidiaries have filed all Tax Returns required to be filed under U.S. federal, state, local or any foreign laws with respect to Taxes on or before the due date for such Tax Returns (giving effect to applicable extensions), and such Tax Returns are true, correct and complete in all material respects; (ii) the

Company and its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are shown as due and payable on such Tax Returns;
(iii) the Company and its Subsidiaries have paid all other Taxes that are due and payable or are claimed to be due and payable or the Company has made adequate provision in accordance with generally accepted accounting principles in its Financial Statements for any such Taxes that have not been paid; (iv) no deficiency, claim or adjustment relating to Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries (A) has agreed or is required to make any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended (hereinafter, "IRC") (or analogous provision of
                                                ---
state or local Income Tax law) by reason of a change in accounting method or (B) has received a ruling from any taxing authority or entered into an agreement with any taxing authority that will be binding on the Company or any of its Subsidiaries after the Closing; (vi) other than with respect to the transactions set forth in this Agreement, each of the Company and each of its Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment, filing, reporting and withholding of Taxes and has, within the time and in the manner prescribed by law, remitted to the proper Governmental Entity all amounts required to be so withheld and remitted; (vii) no audits, other administrative proceedings or court proceedings have been initiated or are currently pending with respect to any Taxes or Tax Returns, and neither the Company nor any of its Subsidiaries has received notice of any such audits or proceedings; (viii) there are no outstanding written requests, agreements or consents to extend, or waivers of, the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes is currently in force; (ix) neither the Company nor any of its Subsidiaries is party to any agreement or arrangement providing for the allocation or sharing of Taxes or for any indemnity in respect of Taxes; (x) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the IRC or agreed to have Section 341(f)(2) of the IRC apply to any disposition of a subsection 341(f) asset (as such term is defined in Section 341(f)(4) of the IRC) owned by the Company or its Subsidiaries; (xi) to the best of the Company's estimation, the net operating loss and other carryovers available to the Company and its Subsidiaries immediately prior to the Closing Date (without giving effect to any of the transactions contemplated or referred to herein or in the Contingent Payment Agreement) will be as set forth on Section 5.10(a) of the Disclosure Letter; and (xii) neither the Company nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of
Section 897 of the IRC.

      (b) No claim (other than a claim that has been finally settled) has ever been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns or pay or collect Taxes in respect of a particular type of Tax imposed by that jurisdiction that the Company or its Subsidiaries is subject to an obligation to file Tax Returns or pay or collect Taxes in respect of such Tax in that jurisdiction.

      (c) The Company has (or by the Closing Date will have) delivered to the Purchaser complete and accurate copies of all Tax Returns with respect to all periods that have been filed or will be required to be filed on or before the Closing Date.

      (d) Except as set forth in Section 5.10(d) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

      (e) Except as set forth in Section 5.10(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is or has been a member of
                                                 -
any group of companies filing a consolidated, combined or unitary Tax Return or
(ii) has any liability for the Taxes of any person (other than the Company or
 --
its Subsidiaries) under section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or foreign law, as a transferee, successor, indemnitor or guarantor, by contract or otherwise.

      (f) Except as set forth in Section 5.10(f) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has acquired (i) any trade or
                                                              -
business (whether through a taxable or nontaxable asset or stock acquisition), or (ii) any asset by way of merger or liquidation. The Purchaser and the
    --
Company agree that the consummation of the transactions provided for in this Agreement shall not constitute a breach of this representation.

      5.11. Employee Benefit Plans.  (a)  Section 5.11(a) of the Disclosure
            ----------------------
Letter contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based compensation, severance or termination pay, change in control, fringe benefit, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business ness, whether or not incorporated (an "ERISA Affiliate"), that together with the Company is
                      ---------------
treated as or would have been, at any time within the preceding six years, deemed a "single employer" under Section 414 of the IRC, for the benefit of any employee or terminated employee of the Company or any ERISA Affiliate (the "Plans").
 -----

      (b) With respect to each Plan, the Company has heretofore delivered to the Purchaser true and complete copies of each of the following documents:

           (i)    a copy thereof;

           (ii) a copy of the most recent annual report and actuarial report, if required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the most recent report prepared with respect thereto in
          -----
accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions;

           (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

           (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof;

           (v) the most recent determination letter received from the IRS with respect to each Plan intended to qualify under section 401 of the IRC; and

           (vi) all material communications received by the Company or any ERISA Affiliate from or sent by the Company or any ERISA Affiliate to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any material oral communication).

      (c) No Plan is or was subject to Title IV of ERISA or section 412 of the IRC.

      (d) To the Knowledge of the Company, neither the Company nor any ERISA Affiliate, nor any Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the IRC.

      (e) No Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA.

      (f) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the IRC.

      (g) Each Plan intended to be "qualified" within the meaning of section 401(a) of the IRC has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no condition exists that would cause any such Plan to be disqualified.

      (h) No Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA).

      (i) Except as set forth in Section 5.11(i) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment (including payments under any phantom interest agreements), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No payment or benefit which has been, or, as a result of the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events), will be required to be, made by the Company, its Subsidiaries or to the Knowledge of the Company by the Purchaser or Merger Sub in respect of any current or former employee of the Company or its Subsidiaries has failed or will fail to be deductible by such entity pursuant to section 280G of the IRC or has resulted or will result in the imposition of any excise tax pursuant to section 280G or 4999 of the IRC.

      (j) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

      5.12.  Labor and Employment Matters.  (a)  Except to the extent set forth
             ----------------------------
in Section 5.12(a) of the Disclosure Letter, (i) there is no labor strike, lock-out, dispute, slowdown, stoppage or lockout actually pending, threatened against or affecting the business of the Company and there has not been any such action;
(ii) to the Knowledge of the Company, no labor organization claims to represent the employees of the Company; (iii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to the Company's employees; (iv) the Company does not have any knowledge of any current union organizing activities among its employees nor does any question concerning representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to the Company's employees; (vi) the Company is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vii) the Company has not received notice of any pending or threatened unfair labor practice charge or complaint against the Company before the National Labor Relations Board or any similar state or foreign agency; (viii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (ix) to the knowledge of the Company, no charges are pending against the Company before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (x) the Company has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation nor that any investigation is in progress; and (xi) the Company has not received notice of any pending or threatened complaints, lawsuits or other proceedings in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as set forth in Section 5.12(a) of the Disclosure Letter, there are no employment contracts or severance agreements with any employees of the Company.

      (b) Since the enactment of the Worker Adjustment and Retraining Notification Act ("WARN Act"), the Company has not effectuated (i) a "plant
                   --------
closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or en-gaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 5.12(b) of the Disclosure Letter, none of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) since six months prior to the date of this Agreement.

      5.13.  Brokers and Finders.  Except for Thomas H. Lee Company, no broker,
             -------------------
dealer or financial advisor is entitled to receive from the Company or its Subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby. The amounts payable to Thomas H. Lee Company in connection with this Agreement and the transactions contemplated hereby shall not exceed an amount equal to the sum of (x) the
                                                                    -
greater of (i) the aggregate fees payable by the Purchaser to Nationsbanc Montgomery Securities LLC and Merrill Lynch & Co. (as set forth on Schedule V) in connection with this Agreement and the transactions contemplated hereby and
(ii) $750,000, and (y) the related out-of-pocket expenses for which the Company
                    -
has agreed to reimburse Thomas H. Lee Company; provided, that any such fee
                                               --------
payable to Thomas H. Lee Company shall be reduced by the amount by which (a) such reimbursable expenses of Thomas H. Lee Company paid at Closing, and all other fees and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby (other than any severance amounts payable to Company employees and restructuring or commitment fees paid or payable to any banks or other creditors of the Purchaser) paid at Closing exceeds (b) $500,000. On the Closing Date, the reimbursable expenses of Thomas
H. Lee Company and all other fees and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby (other than any severance amounts payable to Company employees and restructuring or commitment fees paid or payable to any banks or other creditors of the Purchaser) paid at Closing shall not exceed $1.25 million.

      5.14.  Properties and Assets.  (a)  The Company and its Subsidiaries own
             ---------------------
no real property. Section 5.14(a)(i) of the Disclosure Letter sets forth a complete and correct list of all leases, subleases and assignments pursuant to which SNKR Holding Corp. or the Company leases real property and all amendments, guarantees and other documents related thereto (collectively, the "Real Property
                                                                   -------------
Leases"; as used herein, the term "lease" shall be deemed to include, without
------
limitation, all Real Property Leases). True and correct copies of all Real Property Leases have previously been delivered to the Purchaser. There is no real or tangible personal property used in, necessary for or material to the business of the Company or its Subsidiaries as currently conducted consistent with prior practice, other than the Real Property and the personal property listed in Section 5.14(a) of the Disclosure Letter. The Company or its Subsidiaries has
good and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in Section 5.14(a)(i) of the Disclosure Letter or on the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practices). Except as set forth in Section 5.14(a)(ii) of the Disclosure Letter, to the Knowledge of the Company, all properties and assets reflected in Section 5.14(a)(i) of the Disclosure Letter or on the Balance Sheet (including the leasehold interests of the Company or its Subsidiaries, as applicable, under the Real Property Leases) are free and clear of all Liens, except for Permitted Liens. Except as set forth in Section 5.14(a)(iii) of the Disclosure Letter, the leasehold interests of the Company or its Subsidiaries, as applicable, are not subordinate to any superior leases or mortgages except to the extent that Non-Disturbance Agreements in favor of the Company or its Subsidiaries as applicable, have been executed and delivered by the holders of each such superior lease and mortgage. As used herein, "Non-Disturbance Agreement" shall
                                               -------------------------
mean an agreement providing for the continued occupancy of the applicable leasehold premises notwithstanding the termination of a superior lease, the foreclosure of a mortgage or a similar occurrence, as applicable.

      (b) Except as set forth in Section 5.14(b) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement, do not and will not constitute a breach or violation of, or default under, or require the consent or waiver of any party to, any Real Property Lease, except for any such required consent or waiver (a "Required Lease Consent") which has been
                               ----------------------
previously delivered to the Company or to its Subsidiaries and which Required Lease Consent does not require any adverse modification in the rights or obligations of the Company or its Subsidiaries under any Real Property Lease. Executed counterpart copies of all Required Lease Consents have previously been delivered to the Purchaser.

      (c) To the Knowledge of the Company, except as set forth in Section 5.14(c) of the Disclosure Letter, the premises demised to the Company or its Subsidiaries by the Real Property Leases are (i) in good condition and repair for their continued use by the Company in the conduct of the Company's business, subject to ordinary wear and tear, are suitable for the purposes for which they are used and are performing the functions for which they were intended, (ii) all items of personal property having a book value of $10,000 or more or which are otherwise material to the Company's business have performed at commercially reasonable standards since the later of six months prior to the date hereof and the time of their acquisition and to the extent required therefor are being used by the Company or its Subsidiaries as of the date hereof in connection with its business and operations, (iii) no repairs or other expenditures are presently contemplated to be made on any structure, improvement, machinery or equipment which would in the aggregate for all items under this clause (iii) involve the expenditure of more than $100,000, and (iv) to the Knowledge of the Company, no extraordinary or unusual capital expenditures in excess of $100,000 in the aggregate will be required in connection with the business and operations of the Company and its Subsidiaries in the twelve months following the Closing Date to permit such business to be conducted in substantially the same manner, at substantially the same levels and offering for sale and selling substantially the same products and services as in the past.

       (d) To the Knowledge of the Company except as set forth in Section 5.14(d) of the Disclosure Letter, neither the Company nor its Subsidiaries is in violation of any law, rule, regulation or ordinance with respect to the condition, use or operation of any personal property owned by the Company or its Subsidiaries or any premises leased pursuant to the Real Property Leases.

       5.15.  State Antitakeover Laws.  To the Knowledge of the Company, no
              -----------------------
"business combination," "moratorium," "control share" or other antitakeover statute or regulation (a) prohibits or restricts the Company's ability to perform its obligations under this Agreement or the Contingent Payment Agreement or its ability to consummate the transactions contemplated hereby or thereby, or
(b) would have the effect of invalidating or voiding this Agreement, the Contingent Payment Agreement or any material provision thereof.

       5.16.  Inventories; Accounts Payable.  (a)  All of the inventories of the
              -----------------------------
Company are of a quality usable and salable in the ordinary course of business and have been valued in accordance with generally accepted accounting principles consistent with past practice. All inventories have been valued at the lower of cost or market using a weighted average method that approximates first in, first out, determined in the ordinary course of business consistent with past practices, and include costs associated with certain purchases and merchandise handling activities, but inventories do not include reserves for shrinkage and obsolescence.

       (b) Section 5.16(b) of the Disclosure Letter sets forth (i) all accounts payable as of the date that is one day prior to the date hereof, and (ii) an aging schedule (to the nearest month) of accounts payable outstanding as of the date hereof. All accounts payable of the Company, whether reflected in the Balance Sheet or otherwise, represent payments incurred in the ordinary course of business.

      5.17. Material Contracts.  (a)  Section 5.17(a) of the Disclosure
            ------------------
Schedule sets forth a complete and correct list of all credit agreements, notes, mortgages, indentures, security agreements, pledges, guarantees of or agreements to acquire any such debt obligation of others or similar documents relating to indebtedness for borrowed money (including without limitation interest rate or currency swaps, hedges or straddles or similar transactions) to which the Company or any of its Subsidiaries is a party or by which any of its assets are bound, restricted or encumbered (copies of each of which have been delivered to or have been made available to the Purchaser prior to the date of this Agreement).

      (b) Section 5.17(b) of the Disclosure Letter contains a complete and correct list of all agreements, contracts, leases or other commitments in effect to which the Company or any of its Subsidiaries is a party (copies of each of which have been delivered to or have been made available to the Purchaser prior to the date of this Agreement) and which involve an amount in excess of $25,000.

      (c)   Except as set forth in Section 5.17(c) of the Disclosure Letter:

      (i) all such agreements, contracts, leases and commitments are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms;

      (ii) no purchase contracts or commitments of the Company or any of its Subsidiaries continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of the Company's business;

      (iii) the Company and its Subsidiaries have no outstanding contracts with officers, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or that provide for the payment of any bonus or commission based on sales or earnings;

      (iv) the Company and its Subsidiaries have no employment, consulting, severance or termination agreement, or any other agreement that contains any severance or termination pay liabilities or obligations;

      (v) the Company and its Subsidiaries are not and, to the Knowledge of the Company, no other party is, in default under or in violation of, nor is there any basis for any valid claim of default under or violation of, any material agreement, Real

Property Lease, contract, lease or commitment to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

      (vi) neither the Company nor any of its Subsidiaries has an officer, director or employee to whom it is paying compensation at an annual rate, excluding commissions, of more than $150,000;

      (vii) none of the Company, any of its Subsidiaries or any officer thereof is restricted by any agreement, contract or commitment from carrying on or participating in (as an employee, owner or otherwise) any business anywhere in the world;

      (viii) neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

      (ix) neither the Company nor any of its Subsidiaries has any outstanding loan to any person, other than travel advances to employees in the ordinary course of business consistent with past practices;

      (x) neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity; and

      (xi) neither the Company nor any of its Subsidiaries has any agreement by or among the existing stockholders of the Company relating to or affecting the acquisition, disposition or voting of the Common Stock, Preferred Stock or other capital stock of the Company or the capital stock of any of its Subsidiaries.

      5.18.   Intellectual Property; Technology.  (a)  The Company and its
              ---------------------------------
Subsidiaries neither own nor license (as licensee or licensor) any patents, patent applications or rights with respect thereto. Section 5.18(a)(i) of the Disclosure Letter sets forth all federally registered, and pending federal registrations of, trademarks, trade names and service marks (including the name Sneaker Stadium) owned by the Company or its Subsidiaries, all of which, except as set forth in Section 5.18(a)(ii) of the Disclosure Letter, are owned solely and exclusively by the Company or its Subsidiaries, free and clear of any Liens. Except as set forth on Section 5.18(a)(iii) of the Disclosure Letter, the Company or its Subsidiaries (i) owns or has the right to use all trademarks, trade names and copyrights used in or necessary to the business of the

Company and its Subsidiaries as currently conducted and as currently proposed to be conducted and (ii) owns or has the full right to use all technology, know-how, processes, other intellectual property rights and computer programs and software used in or necessary to the business of the Company or its Subsidiaries as currently conducted and as currently proposed to be conducted. The intellectual property rights described in the foregoing sentences of this
Section 5.18(a) are collectively referred to as the "Intellectual Property."
                                                     ---------------------
Section 5.18(a)(iv) of the Disclosure Letter contains a list of all Intellectual Property and all applications made by the Company and its Subsidiaries therefor, if any, excluding trademarks and service marks of third-party vendors and copyrights of the Company or its Subsidiaries with respect to advertising materials. The Company has delivered to the Purchaser complete and correct copies of all licenses and other agreements relating to all Intellectual Property.

      (b) The consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property or the Company's or any of its Subsidiaries' rights or interests therein. Except as set forth in Section 5.18(b)(i) of the Disclosure Letter, no claims have been asserted by any person challenging the use by the Company or any of its Subsidiaries of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement referred to in Section 5.18(a) above, and the Company does not know of any valid basis for any such claim. Except as set forth in Section 5.18(b)(ii) of the Disclosure Letter, the use of the Intellectual Property by the Company or its Subsidiaries does not infringe on the rights of any person.

      (c) Except as set forth on Section 5.18(c) of the Disclosure Letter, (i) there are no judgments, consents or orders of which the Company or any of its Subsidiaries has received notice which restrict the Company's or any of its Subsidiaries' rights to use any Intellectual Property, and (ii) no concurrent use or other agreements to which the Company or any of its Subsidiaries is a party of which it has received notice which restrict the Company's or any of its Subsidiaries' rights to use any Intellectual Property.

      5.19.  Calendar Function.  Except as disclosed in Section 5.19 of the
             -----------------
Disclosure Letter, all software used in the Company's business that contains or calls on a calendar function, including but not limited to any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is and will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000, except for any inaccuracies that, individually and in the aggregate, would not be Material Adverse Effect.

       5.20.  [RESERVED]

       5.21.  [RESERVED]

       5.22.  Insurance.  Section 5.22 of the Disclosure Letter contains an
              ---------
accurate and complete list of all policies of fire, liability, workers' compensation and other forms of insurance, including, but not limited to, all group insurance programs in effect for employees of the Company and its Subsidiaries, owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies
(i) are sufficient for compliance with all requirements of law; (ii) are sufficient for compliance with all agreements to which the Company or any of its Subsidiaries is a party; (iii) are valid, outstanding and enforceable policies;
(iv) provide insurance coverage for the assets and operations of the Company or any of its Subsidiaries in scope and amount customary and reasonable for the business in which it is engaged; (v) will remain in full force and effect through the respective dates set forth in Section 5.22 of the Disclosure Letter without the payment of additional premiums; and (vi) will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. Neither the Company or any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

       5.23.  Environmental Matters.  Except as set forth in Section 5.23 of the
              ---------------------
Disclosure Letter, (a) except as would not be reasonably likely to result in a Material Adverse Effect, the Company and its Subsidiaries are in compliance and at all times have complied with all applicable Environmental Laws (as defined below); the Company and its Subsidiaries have not received any communication, whether from any Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in such compliance; and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with such compliance in the future.

       (b) There is no Environmental Claim (as defined below), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

       (c) There are no past or present actions, activities, circumstances, conditions, events or incidents involving the release or alleged release, emission, discharge or disposal by the Company or any of its Subsidiaries of any Hazardous Materials, that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, except for such Environmental Claims as would not be reasonably likely to have a Material Adverse Effect.

      (d) Except as would not be reasonably likely to result in a Material Adverse Effect, neither the Company nor its Subsidiaries, nor to the Knowledge of the Company, any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and neither the Company nor its Subsidiaries is subject to, any Environmental Claim relating to (x) the
                                                                 -
environmental conditions on, under, or about the real property which is the subject of the Real Property Leases or other properties or assets currently or formerly owned, leased or operated by the Company or its Subsidiaries or any predecessor thereto, including without limitation, the air, soil and groundwater conditions at such locations.

      "Environmental Claim" means any notice by any person or entity alleging
       -------------------
   potential liability arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by the Company or any of its Subsidiaries or
   (ii) any violation, or alleged violation, by the Company or any of its Subsidiaries of any Environmental Law.

      "Environmental Laws" means all federal, state, local and foreign laws and
       ------------------
   regulations relating to pollution or protection of human health or the environment including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      "Hazardous Materials" means any substance or material that is classified
       -------------------
   or regulated as "hazardous" or "toxic" pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum products or by-products, and urea-formaldehyde insulation.

      5.24.  [RESERVED]

      5.25.  Affiliate Transactions.  Section 5.25 of the Disclosure Letter
             ----------------------
contains a complete and correct list of all agreements, contracts, commitments or arrangements (whether or not written) between the Company or its Subsidiaries and any current or former stockholder, officer, director or employee (or former directors or executive-
level employees) of the Company or its Subsidiaries (or any family member of any of the foregoing) or any other Affiliate of the Company, currently in effect or to be performed in the future (collectively, the "Affiliate Agreements") and the
                                                  --------------------
amounts owed by the Company and its Subsidiaries, or by the other party or parties under each of the Affiliate Agreements as of the date hereof. Except as set forth in Section 5.25(a) of the Disclosure Letter, to the Knowledge of the Company, no stockholder of the Company, or any Company officer, director, employee (or any family member of any of the foregoing) or any other Affiliate of the Company owns, directly or indirectly, on an individual or joint basis, greater than a 5% financial interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of the Company or its Subsidiaries or any Person or entity which has a contract, agreement or other arrangement (whether or not written) with the Company or its Subsidiaries.

       5.26.  Products; Product and Service Warranties.  Section 5.26 of the
              ----------------------------------------
Disclosure Letter describes the rights of the Company and its Subsidiaries with respect to defective merchandise received from vendors. The general customer returns policy of the Company and its Subsidiaries is as set forth in Section
5.26 of the Disclosure Letter.

       5.27.  [RESERVED]

       5.28.  [RESERVED]

       5.29.  Suppliers.  Section 5.29 of the Disclosure Letter sets forth for
              ---------
each of the fiscal years ended February 1, 1998 and February 2, 1997, and for the period ended May 17, 1998 showing (a) the names and addresses of the 5 largest suppliers (and any other supplier of the Company and its Subsidiaries which accounts for more than 10% of the Company's and its Subsidiaries' purchases during each such period) of the Company and its Subsidiaries based on the aggregate value of supplies, merchandise and other goods and services ordered by the Company and its Subsidiaries from such suppliers during each such period and (b) the approximate total purchases by the Company and its Subsidiaries from each such vendor during each such period. Except as set forth in Section 5.29 of the Disclosure Letter, since May 31, 1998, there has not been any material adverse change in the business relationship of the Company and its Subsidiaries with any vendor named in Section 5.29 of the Disclosure Letter.

       5.30.  [RESERVED]

       5.31.  [RESERVED]

      5.32. Disclosure.  Neither this Agreement (including the Disclosure
            ----------
Letter) nor any other agreement, document, certificate or written statement furnished to the Purchaser or their counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Projections supplied to the Purchaser (the "Projections"), if any, are not
                                            -----------
considered to be facts for the purpose of this Section. There is no fact within the Knowledge of the Company which has not been disclosed by it herein (including in the Disclosure Letter) or otherwise to the Purchaser in writing which has had or in the future in its opinion may have, insofar as it can now foresee, a Material Adverse Effect. Any Projections which have been delivered by or on behalf of the Company to the Purchaser were based on the Company's experience in the industry and on assumptions of fact and opinion as to future events which the Company, at the date of delivery of the Projections, believed to be reasonable, but which the Company cannot and does not guarantee the attainment of in any manner.

                                   ARTICLE 6

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

      As of the date hereof and as of the Effective Time, the Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      6.1.  Existence; Good Standing.  Each of the Purchaser and Merger Sub is a
            ------------------------
corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

      6.2.  Authorization, Validity and Effect of Agreements.  Each of the
            ------------------------------------------------
Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Purchaser has the requisite corporate power and authority to execute and deliver the Contingent Payment Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Contingent Payment Agreement and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of the Purchaser and Merger Sub, as applicable, and by the stockholder of Merger Sub, and no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize this Agreement and the Contingent Payment Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the

Purchaser and Merger Sub, and constitutes the valid and binding obligation of the Purchaser and Merger Sub. The Contingent Payment Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

       6.3. Brokers and Finders. Except for Nationsbanc Montgomery Securities
            -------------------
LLC and Merrill Lynch & Co., no broker, dealer or financial advisor is entitled to receive from the Purchaser, Merger Sub or any of their Affiliates any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby. The amounts payable to Nationsbanc Montgomery Securities LLC and Merrill Lynch & Co. are set forth in Schedule V hereto.

       6.4. Litigation.   There is no judgment, decree or order pending or, to
            ----------
the knowledge of the Purchaser, Merger Sub or any of their directors or officers, threatened against the Purchaser or Merger Sub that would impair the ability of the Purchaser or Merger Sub to perform its respective obligations hereunder.

       6.5. No Violation.  Neither the execution and delivery of this Agreement
            ------------
or the Contingent Payment Agreement by the Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby and thereby do or will (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of Merger Sub or the Purchaser, (b) other than the Requisite Approvals require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would materially adversely affect the ability of the Purchaser or Merger Sub to consummate the transactions contemplated hereby or (c) violate any Laws applicable to the Purchaser or Merger Sub or any of their respective assets, except for violations which individually or in the aggregate would not materially adversely affect the ability of the Purchaser or Merger Sub to consummate the transactions contemplated hereby or thereby.

                                   ARTICLE 7

                                   COVENANTS

       7.1. [RESERVED]

       7.2. [RESERVED]

       7.3.   [RESERVED]

       7.4.   [RESERVED]

       7.5.   [RESERVED]

       7.6.   [RESERVED]

       7.7.   [RESERVED]

       7.8.   Insurance; Indemnity.
              --------------------

       (a) For not less than three years after the Effective Time, the Purchaser shall maintain in effect directors' and officers' liability insurance covering the individuals who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof. The Company represents that the annual premium is currently approximately $30,000.

       (b) From and after the Effective Time, the Purchaser shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any Litigation arising
                           ------
out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Company and after the Effective Time the Purchaser shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

       7.9.   Employees and Employee Benefit Plans.  For at least one year
              ------------------------------------
following the Effective Date, the Purchaser shall, or shall cause the Surviving Corporation and its Subsidiaries to, make available to each person who is an employee of the Company and its Subsidiaries at the Effective Time (the "Company
                                                                         -------
Employees") employee benefit plans and programs (other than stock-based or
---------
equity plans and vacation benefits) which are either (a) the same as are made
                                                      -
available to the employees
of the Purchaser, on terms and conditions which are no less favorable to the Company Employees than the terms and conditions generally applicable to the employees of the Purchaser or (b) no less favorable to the Company Employees
                               -
than the employee benefit plans and programs of the Company and its Subsidiaries as of the date hereof; provided that, the Purchaser retains the right to terminate such employees and to change terms of the coverage provided by the applicable plans in accordance with any change in an employee's status or as required by applicable Law. From and after the Effective Time, for purposes of determining eligibility, vesting and entitlement to vacation, severance and other benefits for employees under any compensation, severance, welfare, pension, benefit, savings or other plan of the Purchaser, the Surviving Corporation or any of its Subsidiaries in which employees of the Company or any of its Subsidiaries become eligible to participate, service with the Company or any of its Subsidiaries shall be credited as if such service had been rendered to the Purchaser, the Surviving Corporation or such Subsidiary. In no event shall the severance benefits payable to any Company Employee whose employment terminates prior to the first anniversary of the Effective Time be less than the amount that would have been payable to such employee under the terms of the severance policy or plan applicable to such Company Employee as of the date hereof.

       7.10.  [RESERVED]

       7.11.  [RESERVED]

       7.12.  [RESERVED]

       7.13.  [RESERVED]


                                   ARTICLE 8

                                   CONDITIONS

       8.1.   Conditions to Each Party's Obligation to Effect the Merger. The
              ----------------------------------------------------------
respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

       (a)    Stockholder Approval. Stockholders holding a majority of the
              --------------------
shares of Common Stock and Series A Preferred Stock outstanding as of the date hereof voting separately as a class shall have approved and adopted this Agreement. The Company shall not have received notice from any holder of shares of Common Stock or Series A Preferred Stock of its intention to exercise Appraisal Rights.

      (b)   Other Approvals.  Other than the filing provided for by Section 1.3,
            ---------------
all Consents, including required Lease Consents, and filings with, or approvals of, any Governmental Entity which are necessary for the consummation of the Merger, other than consents and regulatory filings the failure to obtain or make which would, individually and in the aggregate, be immaterial to the Surviving Corporation and which would not materially impair the ability of the parties hereto to perform their obligations hereunder, shall have been filed, occurred or been obtained (all such consents, regulatory filings and the lapse of all such waiting periods being referred to as the "Requisite Approvals"), and all
                                               -------------------
such Requisite Approvals shall be in full force and effect.

      (c)   No Injunctions or Restraints; Illegality.  No temporary restraining
            ----------------------------------------
order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however,
                                                              --------  -------
that each of the parties shall have used its reasonable efforts to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

      8.2. Conditions to Obligations of the Purchaser.  The obligations of the
           ------------------------------------------
Purchaser and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Purchaser and Merger Sub:

      (a)   FIRPTA Certificate. The Purchaser shall have received such
            ------------------
affidavits or certifications in form and substance reasonably satisfactory to the Purchaser as are necessary to exempt the Merger from the provisions of
Section 1445 of the IRC.

      (b)   Opinion of Counsel.  The Purchaser shall have received an opinion,
            ------------------
addressed to it and dated the Closing Date, from Testa, Hurwitz & Thibeault, LLP, special counsel for the Company, substantially in the form of Schedule VIII hereto (or otherwise in a form reasonably satisfactory to the parties hereto).

      (c)   Certain Indebtedness.  The Company's existing Revolving Credit
            --------------------
Agreement, dated January 17, 1997, among the Company, Sanwa, First National Bank of Boston and BNP and existing Credit Agreement, dated January 17, 1997, between the Company and BNP shall have been refinanced or replaced with new credit facilities with a combined aggregate outstanding principal amount not to exceed $43 million and such other terms and conditions satisfactory to the Purchaser in its sole discretion.

       (d)  Subordinated Indebtedness.  The holders of the Subordinated
            -------------------------
Indemnification Note, dated January 17, 1997, and the Subordinated Convertible Promissory Notes, dated September 10, 1997 (the "Subordinated Debt"), shall have
                                                 -----------------
contributed all principal, interest and other amounts due or to become due thereunder to the capital of the Company and executed and delivered documents satisfactory in form and substance to the Purchaser and its counsel releasing any rights or claims against the Company pursuant to the Subordinated Debt and that certain Note Purchase and Guaranty Agreement dated May 20, 1998, or any agreements relating thereto, except those arising under such release and termination documents and the Contingent Payment Agreement.

       (e)  Certain Stockholder Approvals.  The Company shall have provided
            -----------------------------
evidence reasonably satisfactory to the Purchaser, including without limitation an officer's certificate on behalf of the Company to the effect, that the Company has obtained, where necessary to avoid the imposition of an excise tax under section 280G or 4999 of the IRC or the denial of a deduction under section 280G of the IRC, proper written consent in accordance with the shareholder approval requirements of section 280G of the IRC with respect to all Plans, Contracts and any other contract, plan, policy, arrangement or agreement, which alone or in conjunction with any other arrangement or payment, provides or may provide payment which without such consent would or could constitute "parachute payments" (within the meaning of section 280G of the IRC).

       8.3. Conditions to Obligations of the Company.  The obligations of the
            ----------------------------------------
Company to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Company:

       (a)  Contingent Payment Agreement.  The Purchaser and each other party
            ----------------------------
(other than the Company) to the Contingent Payment Agreement shall have executed and delivered the Contingent Payment Agreement.

       (b)  Certain Releases.  Releases with respect to the guarantees listed on
            ----------------
Schedule VI, reasonably satisfactory in form and substance to the Company and its counsel, shall have been executed and delivered by each beneficiary of each such guaranty.

      (c)     Opinion of Counsel. The Company shall have received an opinion,
              ------------------
addressed to them and dated the Closing Date, of Smith, Gambrell & Russell, special counsel to the Purchaser, substantially in the form of Schedule IX (or otherwise in a form reasonably satisfactory to the parties hereto).


                                   ARTICLE 9

                               AMENDMENT; WAIVER

      9.1.    Amendment.  To the extent permitted by applicable law, this
              ---------
Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Merger Sub and the Purchaser at any time, provided
                                                                    --------
that (i) no amendment shall be made which decreases the Merger Consideration or
      -
which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders and (ii) no amendment shall be made
                                               --
which adversely affects the rights of an individual referred to in Section 7.8 or Section 7.9 without the prior written consent of such individual. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties, subject to the immediately preceding proviso.

                                   ARTICLE 10

                               GENERAL PROVISIONS

      10.1.   Survival of Representations and Warranties.  The representations
              ------------------------------------------
and warranties of the Company shall not survive the Effective Time and no Person shall have any liability whatsoever relating thereto (except to the extent provided in Section 2.4 of the Contingent Payment Agreement), except that the representations and warranties contained in Section 5.7(c) shall, solely for purposes of the Contingent Payment Agreement, survive until the date that is eighteen months following the date hereof and shall automatically terminate on such date, except that if a claim with respect to an Indemnifiable Loss (as defined in the Contingent Payment Agreement) is made prior to such date in accordance with such Section 2.4 of the Contingent Payment Agreement, then (notwithstanding that such date has occurred) such representations and warranties contained in such Section 5.7(c) shall survive until, but only for purposes of, the resolution of such claim in accordance with such Section 2.4 of the Contingent Payment Agreement. The sole and exclusive remedy of any party with respect to any breach or alleged breach of the representations and warranties contained in Section 5.7(c) shall be as set forth in Section 2.4 of the Contingent Payment Agreement.

       10.2.  Notices.  Any notice required to be given hereunder shall be
              -------
sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


   If to the Purchaser or Merger Sub:      If to the Company:

   Just for Feet, Inc.                     Sneaker Stadium, Inc.
   7400 Cahaba Valley Road                 55 Carter Drive
   Birmingham, AL 35242                    Edison, NJ 08817
   Telephone:  (205) 408-3000              Telephone:  (732) 777-9777
   Facsimile:  (205) 408-3200              Facsimile:  (732) 777-7999
   Attention:  Eric L. Tyra                Attention:  Joseph C. Miller

   With a copy to:                         With a copy to:

   Debevoise & Plimpton                    Skadden, Arps, Slate, Meagher & Flom
   875 Third Avenue                        LLP
   New York, NY 10022                      One Beacon Street
   Telephone:  (212) 909-6000              31st Floor
   Facsimile:  (212) 909-6836              Boston, MA 02108
   Attention:  Lawrence K. Cagney, Esq.    Telephone:  (617) 573-4800
                                           Facsimile:  (617) 573-4800
                                           Attention:  Kent A. Coit, Esq.

   and

   Smith, Gambrell & Russell
   1230 Peachtree Street, N.E.
   Suite 3100
   Atlanta, GA 30309
   Telephone: (404) 815-3500
   Facsimile: (404) 685-6932
   Attention: Jay Schwartz, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date received.

       10.3.    Assignment; Binding Effect; Third Party Beneficiaries.  Neither
                -----------------------------------------------------
this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided,
                                                                   --------
that either the Purchaser or Merger Sub (or either of them) may assign its rights hereunder to an Affiliate, but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.8 and
Section 7.9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

       10.4.    Entire Agreement.  This Agreement, the Disclosure Letter, the
                ----------------
Schedules, the Exhibits, the Contingent Payment Agreement, the Confidentiality Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto (except that the Confidentiality Agreement shall not be so superseded).

       10.5.    Fees and Expenses.  Except as contemplated by Section 5.13, all
                -----------------
costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

       10.6.    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL
                -------------
RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW RULES OF SUCH STATE. The Purchaser, Merger Sub and the Company hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and, subject to Section 10.11, hereby waive and agree not to assert as a defense in any action, suit or proceeding for the in terpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts.

       10.7.  Headings.  Headings of the Articles and Sections of this Agreement
              --------
are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

       10.8.  Interpretation; Certain Definitions.  In this Agreement, unless
              -----------------------------------
the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "Affiliate" and "Associate" shall have the meanings ascribed
 ----------    ---------       ---------
thereto in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock or issued share capital, other than directors' qualifying shares, are beneficially owned by such other party. As used in this Agreement, the words "to the Knowledge of the Company" shall mean the knowledge of the directors and officers of the Company, after due inquiry. The following terms shall have the following meanings ascribed to them:

              "Confidentiality Agreement" means the Confidentiality Agreement
               -------------------------
      dated November 7, 1997 between the Purchaser and the Company.

              "Consent" means any consent, approval, authorization, waiver,
               -------
      permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

              "Contingent Payment Agreement" means the Contingent Payment
               ----------------------------
      Agreement substantially in the form attached hereto as Schedule I.

              "Disclosure Letter" means that certain writing delivered to the
               -----------------
      Purchaser by the Company and dated as of the date hereof.

              "Government Entity" means any nation or political subdivision
               -----------------
      thereof, including any state, county or municipality; and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing, including, without limitation, any legislature, elected official, authority, agency, department, board, commission, court, tribunal or instrumentality.

           "Income Tax" means any U.S. federal, state, provincial, local,
            ----------
      foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits or windfall profits Tax and any other similar Tax, estimated Tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

           "IRS" means the Internal Revenue Service.
            ---

           "Laws" means all applicable provisions of all constitutions,
            ----
      treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity and of all orders, decisions, injunctions, judgments, awards and decrees or consents of or agreements with any Governmental Entity.

           "Letter of Transmittal" means a letter of transmittal substantially
            ---------------------
      in the form attached hereto as Schedule X.

           "Lien" means any lien, charge, claim, pledge, security interest,
            ----
      conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

           "Litigation" means any action, cause of action, claim, demand, suit,
            ----------
      proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Entity.

           "Permits" means all franchises, approvals, permits authorizations,
            -------
      licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Entity and all pending applications therefor.

           "Permitted Lien" means (a) Liens securing Taxes, assessments,
            --------------         -
      governmental charges or levies, all of which are not yet due and payable or as to which adequate reserves have been established that are included in the most recent consolidated financial statements included in the Financial Statements and that may thereafter be paid without penalty, (b) mechanics',
                                                        -
      carriers', workmen's, repairmen's and other similar Liens incurred in the ordinary course of business consistent with past practice, or (c) such
                                                                     -
      other liens which, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or its Subsidiaries or materially interfere with the use thereof.

               "Person" means an individual, a corporation, a partnership, a
                ------
      limited liability company, an association, a firm, a Governmental Entity, a trust or other entity or organization.

               "Taxes" means any U.S. federal, state, provincial, local,
                -----
      foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, without limitation, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, without limitation, taxes under section 59A of the IRC), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, levy, impost, fee, duty or other governmental charge or assessment or deficiencies thereof (including, but not limited to, all interest and penalties thereon and additions thereto, whether disputed or not) imposed by any taxing authority or other Governmental Entity.

               "Tax Return" means any return, report, declaration, form, claim
                ----------
      for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


      10.9.    Investigations.  No action taken pursuant to this Agreement,
               --------------
including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

      10.10.   Severability.  Any term or provision of this Agreement which is
               ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       10.11.  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT
               --------------------
ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY AGREEMENT HEREBY OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR THEREOF, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY
                                       -
OF ANY OTHER PARTY HAS REPRESENTED TO SUCH PARTY, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS
                   -
WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO
         -                                         -
ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
                       -------------

       10.12.  [RESERVED]

       10.13.  Counterparts.  This Agreement may be executed by the parties
               ------------
hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

                                  DEFINITIONS

               Defined Term                       Section Reference
               ------------                       -----------------
"Affiliate"                                       Section 10.8
 ---------
"Affiliate Agreement"                             Section 5.25
 -------------------
"Agreement"                                       First Paragraph
 ---------
"Associate"                                       Section 10.8
 ---------
"Audited Financial Statements"                    Section 5.7(a)
 ----------------------------
"Balance Sheet"                                   Section 5.7(a)
 -------------
"BNP"                                             Section 5.4(c)
 ---
"Board of Directors"                              Section 9.11
 ------------------
"Certificate"                                     Section 4.2(b)
 -----------
"Closing"                                         Section 1.2
 -------
"Closing Date"                                    Section 1.2
 ------------
"Common Stock"                                    Section 4.2(a)
 ------------
"Common Stock Purchase Warrants"                  Section 5.4(a)
 ------------------------------
"Company"                                         First Paragraph
 -------
"Company Employees"                               Section 7.9
 -----------------
"Confidentiality Agreement"                       Section 10.8
 -------------------------
"Consent"                                         Section 10.8
 -------
"Contingent Payment Agreement"                    Section 10.8
 ----------------------------
"DGCL"                                            Section 1.1
 ----
"Directors"                                       Section 3.1
 ---------
"Disclosure Letter"                               Section 10.8
 -----------------
"Dissenting Stock"                                Section 4.5
 ----------------
"Effective Time"                                  Section 1.3
 --------------
"Environmental Claim"                             Section 5.23(e)
 -------------------
"Environmental Laws"                              Section 5.23(e)
 ------------------
"ERISA"                                           Section 5.11(a)
 -----
"ERISA Affiliate"                                 Section 5.11(a)
 ---------------
"Financial Statements"                            Section 5.7(a)
 --------------------
"Governmental Entity"                             Section 10.8
 -------------------
"Hazardous Materials"                             Section 5.23(e)
 -------------------

"Income Tax"                                    Section 10.8
 ----------
"Intellectual Property"                         Section 5.18(a)
 ---------------------
"Interim Financial Statements"                  Section 5.7(a)
 ----------------------------
"IRC"                                           Section 5.10(a)
 ---
"IRS"                                           Section 10.8
 ---
"Knowledge of the Company"                      Section 10.8
 ------------------------
"Laws"                                          Section 10.8
 ----
"Lease"                                         Section 5.14(a)
 -----
"Letter of Transmittal"                         Section 10.8
 ---------------------
"Lien"                                          Section 10.8
 ----
"Litigation"                                    Section 10.8
 ----------
"Losses"                                        Section 7.8(b)
 ------
"Material Adverse Effect"                       Section 5.1(a)
 -----------------------
"Material Contracts"                            Section 5.17
 ------------------
"Merger"                                        Section 1.1
 ------
"Merger Consideration"                          Section 4.2(a)
 --------------------
"Merger Sub"                                    First Paragraph
 ----------
"Non-Disturbance Agreement"                     Section 5.14(a)
 -------------------------
"Non-Voting Common Stock"                       Section 5.4(a)
 -----------------------
"Non-Voting Common Stock Purchase               Section 5.4(b)
 --------------------------------
 Warrants"
 --------
"Officers"                                      Section 3.2
 --------
"Option" or "Options"                           Section 4.2(d)
 -------------------
"Permits"                                       Section 10.8
 -------
"Permitted Lien"                                Section 10.8
 --------------
"Person"                                        Section 10.8
 ------
"Plans"                                         Section 5.11(a)
 -----
"Preferred Stock"                               Section 5.4
 ---------------
"Products"                                      Section 5.26(a)
 --------
"Projections"                                   Section 5.32
 -----------
"Real Property Leases"                          Section 5.14(a)
 --------------------
"Real Property"                                 Section 5.14(a)
 -------------
"Required Lease Consent"                        Section 5.14(b)
 ----------------------
"Requisite Approvals"                           Section 8.1(b)
 -------------------
"Restraints"                                    Section 8.1(c)
 ----------

"Purchaser"                                     First Paragraph
 ---------
"Sanwa"                                         Section 5.4(c)
 -----
"Series A Preferred Stock"                      Section 5.4(a)
 ------------------------
"Series A Preferred Stock Purchase Warrants"    Section 5.4(a)
 ------------------------------------------
"Series B Preferred Stock"                      Section 5.4(a)
 ------------------------
"Series C Preferred Stock"                      Section 5.4(a)
 ------------------------
"SNKR Holding Corp."                            Section 5.1(b)
 ------------------
"Stock Option Plans"                            Section 4.2(d)
 ------------------
"Stock"                                         Section 4.2(b)
 -----
"Stockholder"                                   Section 4.3
 -----------
"Subordinated Debt"                             Section 8.2(d)
 -----------------
"Subsidiary Shares"                             Section 5.4(d)
 -----------------
"Subsidiary"                                    Section 10.8
 ----------
"Surviving Corporation"                         Section 1.1
 ---------------------
"Tax Return"                                    Section 10.8
 ----------
"Tax" or "Taxes"                                Section 10.8
 --------------
"WARN Act"                                      Section 5.12(b)
 --------
"Warrants"                                      Section 5.4(a)
 --------
"Working Capital Facility"                      Section 8.2(c)
 ------------------------

      IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                   JUST FOR FEET, INC.


                                   By:  /s/ Eric L. Tyra
                                        ---------------------------------
                                   Name:  Eric L. Tyra
                                   Title: Executive Vice President


                                   JFF MERGER CORP.


                                   By:  /s/ Eric L. Tyra
                                        ---------------------------------
                                   Name:  Eric L. Tyra
                                   Title: Executive Vice President


                                   SNEAKER STADIUM, INC.


                                   By:  /s/ Joseph C. Miller
                                        ---------------------------------
                                   Name:  Joseph C. Miller
                                   Title: Vice President